Exhibit 99.1
AMERICAN ECOLOGY ANNOUNCES SECOND QUARTER 2007
FINANCIAL RESULTS
Company Posts Record Revenue, Operating Income and Disposal Volumes for Second Consecutive Quarter
Boise, Idaho — July 24, 2007 — American Ecology Corporation (NASDAQ: ECOL) today reported record operating and financial performance for its second quarter and six months ended June 30, 2007.
Second Quarter Results
Net income was $5.1 million, or $0.28 per diluted share, for the second quarter of 2007. This exceeded net income of $4.9 million, or $0.27 per diluted share, reported in the second quarter of 2006. Operating income for the second quarter of 2007 increased 10% to a record $8.2 million, compared to the $7.5 million earned in the second quarter of 2006. All four operating facilities were profitable for the quarter.
Revenue for the second quarter of 2007 increased 38% to a record $41.3 million, up from $29.9 million in the same quarter last year. The growth includes increased revenue for rail shipments from bundled transportation and disposal projects that included the Honeywell International Jersey City project, the Molycorp Pennsylvania project and others. Additionally, the revenue growth in the second quarter of 2007 reflects increased treatment and disposal revenue at our three hazardous waste facilities and a steady flow of low activity radioactive material under our Idaho facility’s multi-year contract with the US Army Corps of Engineers. Revenues decreased at our low-level radioactive waste site in Richland, Washington from the second quarter of 2006 consistent with completion of a large, non rate-regulated project in August 2006.
Waste volumes disposed at our Idaho, Nevada and Texas waste facilities increased 29% in the second quarter of 2007 over the second quarter of 2006 to a record 275,000 tons. The resulting operating leverage drove quarterly gross profit to $11.7 million in the second quarter of 2007, an 11% increase over gross profit of $10.5 million posted in the second quarter of 2006.
Direct operating costs for the quarter increased to $29.6 million, up from $19.4 million in the second quarter of last year. The increase reflects higher rail and truck transportation expenses and higher variable costs for increased waste treatment additives, disposal cell space amortization and equipment maintenance.
Selling, general and administrative (“SG&A”) expenses for the second quarter of 2007 were $3.5 million, or 8% of revenue, as compared to $3.1 million, or 10% of revenue in the same quarter last year. The $413,000 increase in SG&A was due primarily to increased business activity, higher stock-based compensation expense, sales commissions, incentive compensation and administrative costs in support of the record waste volumes received.
At June 30, 2007, we had $8.0 million of cash and short-term investments and a $15.0 million line of credit. $11.0 million of this line of credit was available for future borrowings and $4.0 million was issued as a standby letter of credit utilized as collateral for financial assurance policies for future closure and post-closure obligations.

Year-To-Date Results
Net income for the first six months of 2007 was $10.0 million, or $0.55 per diluted share, exceeding net income of $9.1 million, or $0.50 per diluted share, in the first six months of 2006. Operating income for the first six months of 2007 was $16.1 million, compared to operating income of $13.7 million in the first half of 2006. All four operating facilities were profitable for the first six months of 2007.
Revenue for the first six months of 2007 was $80.2 million, an increase of 56% from $51.4 million in the first half of 2006. This growth reflects increased revenue from the Honeywell International Jersey City project and other bundled transportation and disposal contracts, as well as higher treatment and disposal revenue at our Idaho, Nevada, and Texas operations. Our Beatty, Nevada facility delivered significant operating income growth over the first six months of 2006 on the strength of two clean-up projects that were substantially completed in the first quarter of 2007. Strong first half growth in revenue in 2007 more than replaced a large non rate-regulated project at our Richland, Washington facility that was completed in August 2006.
Record disposal volumes increased gross profit to $23.2 million in the first half of 2007, up 14% from the $20.2 million earned in the first half of 2006. Direct operating costs for the first half of 2007 were $57.1 million, up from $31.2 million in the first six months last year. This reflects higher rail transportation expenses and higher variable costs for waste treatment additives, cell space amortization and equipment maintenance.
SG&A expenses for the first six months of 2007 were $7.1 million, or 9% of revenue, as compared to $6.5 million, or 13% of revenue for the same period last year.
2007 Earnings Guidance
“Heavy waste volume throughput and a favorable mix of higher margin niche services combined to produce another record quarter for revenue and operating income,” said President and Chief Executive Officer Stephen Romano. “Based on our strong financial performance in the first half of 2007, we have narrowed our full year 2007 earnings guidance range to $0.98-$1.02 per share and are on pace to hit the upper end of this range” Romano added.
Dividend
On July 2, 2007, the Company declared a $0.15 per common share quarterly dividend for stockholders of record on July 13, 2007. This $2.7 million dividend was paid on July 20, 2007 using cash on hand.
Conference Call
American Ecology will hold an investor conference call on Wednesday, July 25, 2007 at 11:00 a.m. Eastern Daylight Time (9:00 a.m. Mountain Daylight Time) to discuss these results, its current financial position and its business outlook for the balance of 2007. Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (866) 814-1914. The conference call will also be broadcast live on the Company’s website at www.americanecology.com.
An audio replay of the teleconference will be made available through August 2, 2007 by calling
(800) 675-9924 and using the passcode 72507. The replay will also be accessible on the Company’s website at www.americanecology.com.
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About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries, chemical manufacturing facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2007 earnings estimates, successfully execute its growth strategy, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to American Ecology Corporation’s December 31, 2006 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include loss of key personnel, compliance with and changes to applicable laws and regulations, lawsuits, access to insurance and other financial assurances, implementation of new technologies, loss of a major customer, incidents that could limit or suspend specific operations, access to cost effective transportation services, our ability to perform under required contracts, significant stock sales and the effect on the price of our common stock and our willingness or ability to pay dividends.
Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of American Ecology Corporation.

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$41,267	$29,924	$80,231	$51,446
Transportation costs	19,760	11,459	36,931	16,516
Other direct operating costs	9,854	7,940	20,133	14,695

Gross profit	11,653	10,525	23,167	20,235

Selling, general and administrative expenses	3,474	3,061	7,073	6,544

Operating income	8,179	7,464	16,094	13,691

Other income (expense):
Interest income	150	205	361	393
Interest expense	(1)	(1)	(2)	(2)
Other	48	174	52	458

Total other income	197	378	411	849

Income before tax	8,376	7,842	16,505	14,540
Income tax expense	3,292	2,915	6,486	5,434

Net income	$5,084	$4,927	$10,019	$9,106

Earnings per share:
Basic	$0.28	$0.27	$0.55	$0.51
Dilutive	$0.28	$0.27	$0.55	$0.50

Shares used in earnings per share calculation:
Basic	18,216	18,116	18,213	17,997
Dilutive	18,254	18,257	18,254	18,132

Dividends paid per share	$0.15	$0.15	$0.30	$0.30

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2007	2006
Assets

Current Assets:
Cash and cash equivalents	$3,755	$3,775
Short-term investments	4,245	6,120
Receivables, net	33,035	27,692
Prepaid expenses and other current assets	3,949	2,639
Income tax receivable	—	650
Deferred income taxes	932	2,166

Total current assets	45,916	43,042
Property and equipment, net	59,891	55,460
Restricted cash	4,791	4,691
Deferred income taxes	581	848

Total assets	$111,179	$104,041

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$4,730	$6,866
Deferred revenue	4,025	3,612
Accrued liabilities	7,344	3,544
Accrued salaries and benefits	1,975	1,943
Customer advances	961	1,866
Income tax payable	334	—
Current portion of closure and post closure obligations	1,567	656
Current portion of long-term debt	6	6

Total current liabilities	20,942	18,493

Long-term closure and post closure obligations	11,504	12,160
Long-term debt	21	24
Other long-term liabilities	—	9

Total liabilities	32,467	30,686

Contingencies and commitments

Stockholders’ Equity
Common stock	182	182
Additional paid-in capital	58,337	57,532
Retained earnings	20,193	15,641

Total stockholders’ equity	78,712	73,355

Total liabilities and stockholders’ equity	$111,179	$104,041

AMERICAN ECOLOGY CORPORATION CONSOLIDATED STATEMENT OF CASH FLOWS (in thousands) (unaudited)

	For the Six Months Ended June 30,
	2007	2006
Cash Flows From Operating Activities:
Net income	$10,019	$9,106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	4,681	3,846
Net gain on sale of property and equipment	(48)	—
Deferred income taxes	1,501	4,866
Stock-based compensation expense	278	113
Accretion of interest income	(107)	(233)
Changes in assets and liabilities:
Receivables	(5,277)	(8,272)
Income tax receivable	650	(103)
Other assets	(1,310)	(201)
Deferred revenue	413	2,099
Accounts payable and accrued liabilities	685	(1,100)
Accrued salaries and benefits	32	(301)
Income tax payable	334	—
Closure and post closure obligations	(274)	(729)

Net cash provided by operating activities	11,577	9,091

Cash Flows From Investing Activities:
Purchases of short-term investments	(18,341)	(20,340)
Purchases of property and equipment	(8,551)	(10,780)
Restricted cash	(100)	(4,538)
Maturities of short-term investments	20,323	27,582
Proceeds from sale of property and equipment	15	4

Net cash used in investing activities	(6,654)	(8,072)

Cash Flows From Financing Activities:
Dividends paid	(5,467)	(5,375)
Proceeds from stock option exercises	326	1,777
Tax benefit of common stock options	201	551
Other	(3)	(1)

Net cash used in financing activities	(4,943)	(3,048)

Decrease in cash and cash equivalents	(20)	(2,029)
Cash and cash equivalents at beginning of period	3,775	3,641

Cash and cash equivalents at end of period	$3,755	$1,612